Exhibit 99.1

Press Release

For Immediate Release

Contacts:
David Morris, CEO and CFO
(714) 670-2488

David Morris Appointed President and Chief Executive Officer of RBB Bancorp

LOS ANGELES

RBB Bancorp (NASDAQ: RBB) (the “Company”) today announced that David Morris, Interim Chief Executive Officer and President, has been named President and Chief Executive Officer of the Company, effective immediately. Mr. Morris will also join the Company’s Board of Directors and continue in his role as Chief Financial Officer. The Company also announced that Shalom Chang, currently SVP and Controller at the Company, will assume the role of Chief Accounting Officer, effective immediately.

"After conducting a thorough search, it was clear that David’s familiarity with RBB, leadership these past eight months, and 35 years of community banking experience make him the best person to lead Royal Business Bank as Chief Executive Officer," said Dr. James Kao, Chairman of the Board of RBB Bancorp.  Dr. Kao continued, "David also understands the factors that will contribute to RBB’s continued success: high ethical standards, commitment to our customers and our communities, and the importance of maintaining an outstanding workplace for all our employees.  David will spearhead our efforts to hire a President who is well-respected and familiar with our business strategy and the communities we serve."

Mr. Morris was appointed Interim President and Chief Executive Officer on February 22, 2022 after having joined the Company in 2010 as Chief Financial Officer, with responsibility for the Company’s finance, treasury, information technology, and operations functions. Prior to joining the Company, Mr. Morris worked as an executive at a number of other Southern California community banks.  Mr. Morris holds a B.S. from the University of Maryland and an M.B.A. from the University of Southern California.

Mr. Morris commented, "I appreciate the Board's confidence in me, and look forward to continuing to build shareholder value at Royal Business Bank.  We have a talented and experienced team which we expect to expand with a Controller and a President who can strengthen our presence in the Asian-American community."

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of September 30, 2022, the company had total assets of $3.9 billion. Royal Business Bank, its wholly-owned subsidiary, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.